ARDIAN ACCESS SECONDARY INFRASTRUCTURE FUND LLC

DISTRIBUTION AND SERVICE PLAN

WHEREAS, Ardian Access Secondary Infrastructure Fund LLC, a Delaware limited liability company (the “Fund”), is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund will rely on an exemptive order issued by the Securities and Exchange Commission to issue multiple classes of limited liability company interests of the Fund (“Units,” and each class of Units, a “Class”) (the “Exemptive Order”);

WHEREAS, reliance on the Exemptive Order will require the Fund to comply with the provisions of Rule 12b-1 under the 1940 Act (the “Rule”) as if it were an open-end management investment company;

WHEREAS, the Fund may enter into one or more agreements with the principal underwriter of the Fund (the “Distributor”) and/or one or more other underwriters, distributors, dealers, brokers, banks, trust companies, selling agents, and other financial intermediaries (each, an “Intermediary”) for the sale of Units and/or the servicing or maintenance of accounts for the beneficial owners of the Units (each, an “Agreement”); and

WHEREAS, the Board of Directors of the Fund (the “Board”), and the members of the Board (each, a “Director”) who are not interested persons of the Fund (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or any Agreement (the “Qualified Directors”), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund, the Classes set forth on Exhibit A hereto, as such Exhibit may be amended from time to time, and the investors thereof, have accordingly approved this Plan by votes cast in person at a meeting called for the purpose of voting on this Plan;

NOW, THEREFORE, the Fund hereby adopts this Plan in accordance with the Rule, on the following terms and conditions:

1. DISTRIBUTION AND SERVICING ACTIVITIES. Subject to the supervision of the Board, the Fund may engage, directly or indirectly, in financing any activities primarily intended to result in the sale of Units and in investor servicing activities, including, but not limited to, the following: (a) making payments to the Distributor and/or one or more Intermediaries, which payments may be used to compensate such persons for such activities, without regard to the actual expenses incurred thereby; (b) providing reimbursement of direct out-of-pocket expenditures by the Distributor and/or Intermediaries in connection with the distribution of Units; and (c) making payments to compensate the Distributor and/or Intermediaries for servicing and/or maintaining accounts for the beneficial owners of the Units (such as: personal services including, among others, responding to investor inquiries and providing information regarding investments in the Fund; processing purchase, exchange, and redemption requests by beneficial owners; placing orders with the Fund or its service providers; providing sub-accounting with respect to Units beneficially owned by investors; and processing dividend payments for the Fund on behalf of investors).

2. DISTRIBUTION (12b-1) FEES. The Fund is authorized to make periodic payments to the Distributor and/or Intermediaries at an annual rate not to exceed 0.50% of the net assets attributable to Class J Units, 0.25% of the net assets attributable to Class D Units, and 0.85% of the net assets attributable to Class X Units, calculated as of the end of each calendar month (the “Distribution (12b-1) Fees”). If amounts are received by the Distributor, the Distributor may in turn remit to and allocate among one or more Intermediaries, as compensation for, and/or as reimbursement for expenses incurred in the provision of, distribution or investor services.

3. RELATIONSHIP TO OTHER PLANS AND AGREEMENTS. The Fund has entered into a Sub-Transfer Agency and Investor Services Agreement (the “Sub-TA Services Agreement”) with Ardian US LLC (“Ardian US”). Pursuant to the Sub-TA Services Agreement the Fund is authorized to make payments directly to third parties (“Investor Servicing Agents”) providing services to the beneficial holders of Fund units of any Class, and/or to reimburse Ardian US or a designated affiliate of Ardian US for payments Ardian US or such affiliate makes to Investor Servicing Agents for such services, in amounts approved from time to time by (a) the Board and (b) the Qualified Directors. Payments under the Sub-TA Services Agreement are made pursuant to a Sub-Transfer Agency and Investor Services Plan (the “Sub-TA Services Plan”) adopted by the Fund. Payments made by the Fund pursuant to the Sub-TA Services Agreement and Sub-TA Services Plan are exclusively for services not intended to result in the sale of Fund Units. Such payments are separate from, and in addition to, any payments made by the Fund pursuant to this Plan.

4. TERM AND TERMINATION.

(a) Initial Term. After approval by votes of a majority of both (i) the Board and (ii) the Qualified Directors, cast in person at a meeting or meetings duly called for the purpose of voting on this Plan, this Plan will become effective upon the later of the Fund’s receipt of the Exemptive Order or the commencement of the Fund’s public offering, and shall continue in effect with respect to each Class (subject to Section 4(c) hereof) until one year from the date of such effectiveness, unless the continuation of this Plan shall have been approved with respect to such Class in accordance with the provisions of Section 4(b) hereof.

(b) Continuation. This Plan shall continue in effect with respect to each Class subsequent to the initial term specified in Section 4(a) for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board and (ii) the Qualified Directors, cast in person at a meeting called for the purpose of voting on this Plan.

(c) Approval of Related Agreements. All agreements (including the Agreements) with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

i.

that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Directors or by vote of a majority of the Class’s outstanding voting securities, on not more than sixty (60) days’ written notice to any other party to the agreement; and

ii.

that such agreement shall terminate automatically in the event of its assignment. “Assignment” shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

(d) Termination. This Plan may be terminated at any time with respect to any Class by vote of a majority of the Qualified Directors, or by vote of a majority of the outstanding Units of such Class. For purposes of this Plan, the term “vote of a majority of the outstanding Units” of a Class shall mean the vote of the lesser of (A) 67 percent or more of the outstanding voting Units of such Class present at such meeting, if the holders of more than 50 percent of the outstanding voting Units of such Class are present and represented by proxy; or (B) more than 50 percent of the outstanding voting Units of such Class. This Plan will remain in effect with respect to a Class even if this Plan has been terminated in accordance with this Section 4(c) with respect to one or more other Classes.

5. AMENDMENTS. This Plan may not be amended to increase materially the amount of the Distribution (12b-1) Fee provided for in Section 2 hereof with respect to any Class unless such amendment is approved by a vote of a majority of the outstanding Units of such Class. No material amendment to this Plan shall be made unless approved by votes of a majority of both (i) the Board and (ii) the Qualified Directors, cast in person at a meeting called for the purpose of voting on such amendment.

6. INDEPENDENT DIRECTORS. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the 1940 Act) of the Fund shall be committed to the discretion of the Directors who are not interested persons of the Fund.

7. QUARTERLY REPORTS. The Distributor shall provide to the Directors of the Fund, and the Directors shall review, at least quarterly, a written report of the amounts expended for the distribution of the Units pursuant to this Plan and the purposes for which such expenditures were made.

8. RECORDKEEPING. The Fund shall preserve copies of this Plan, the Agreements, and any related agreements and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan, the Agreements and any related agreements, or such reports, as the case may be, the first two years in an easily accessible place.

Adopted: March 13, 2026

Exhibit A

Class J

Class D

Class X

A-1